UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Crown Holdings, Inc.
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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (“Company”) will be held at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania on the 24th day of April 2014 at 10:00 a.m. to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2014; to conduct a non-binding say-on-pay advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement; if properly presented, to consider and act upon two Shareholder proposals; and to transact such other business as may properly come before the Annual Meeting.

Only Shareholders of Common Stock of record as of the close of business on March 4, 2014 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania
March 19, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 24, 2014:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders are available at
http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT
2014 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING

Why am I receiving these materials?

The Company is providing you this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report for the year ended December 31, 2013, containing audited financial statements, in connection with our Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting.  The Meeting will be held on April 24, 2014 at 10:00 a.m. at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania.  As a Shareholder of the Company, you are cordially invited to attend the Annual Meeting and are entitled and requested to vote on the matters described in this Proxy Statement.  The accompanying Proxy is solicited on behalf of the Board of Directors of the Company. We are mailing this Proxy Statement and the accompanying Proxy Card and Annual Report to our Shareholders on or about March 19, 2014.

What is a Proxy?

A Proxy is your legal designation of another person to vote the shares that you own in accordance with your instructions.  The person you appoint to vote your shares is also called a Proxy.  On the Proxy Card you will find the names of the persons designated by the Company to act as Proxies to vote your shares at the Annual Meeting.  The Board is asking you to allow any of the persons named as Proxies on the Proxy Card (all of whom are Officers of the Company) to vote your shares at the Annual Meeting.  The Proxies must vote your shares in the manner you instruct.

Who is entitled to vote?

Only Shareholders as of the close of business on March 4, 2014 (“Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  Each Shareholder has one vote per share on all matters to be voted on.  As of the Record Date, there were 138,407,590 shares of Common Stock outstanding.

What is the difference between holding shares as a Shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s stock transfer agent, you are considered the Shareholder of record with respect to those shares. If your shares are held in an account at a brokerage firm, bank or trust as custodian on your behalf, you are considered the beneficial owner of these shares.  Your shares are registered on the Company’s books in the name of the brokerage firm, bank or trust, or their nominee.  Shares held in this manner are commonly referred to as being held in “street name.”  As the beneficial owner of the shares, you have the right to direct your broker, bank or trustee how to vote your shares by using the vote instruction card sent to you along with this Proxy Statement.  You also are invited to attend the Annual Meeting. However, because a beneficial owner is not the Shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or trust giving you the right to vote the shares at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Shareholders will vote on five proposals at the Annual Meeting:

•	The election of Directors

•	The ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2014

•	A non-binding say-on-pay advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement

•	A Shareholder proposal regarding executive stock retention

•	A Shareholder proposal regarding executive retirement benefits

The Company will also consider any other business that properly comes before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for election to the Board

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2014

•	“FOR” the approval of the non-binding advisory resolution on the compensation of the Named Executive Officers as disclosed in this Proxy Statement

•	“AGAINST” the Shareholder proposal regarding executive stock retention

•	“AGAINST” the Shareholder proposal regarding executive retirement benefits

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a Proxy to the persons named on the Proxy Card, they will have the discretion to vote your shares in their best judgment with respect to any additional matters properly brought before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws.  Moreover, if for any reason any of our nominees is not available as a candidate for Director, the persons named as Proxies will vote the Proxies for any other candidate who may be nominated by the Board.

How do I vote my shares?

You may vote your shares by Proxy or in person.  You may vote by Proxy by:

•	telephone, using the toll-free number listed on your Proxy Card or vote instruction card or

•	the Internet, at the web address provided on the cover page of this Proxy Statement or on your Proxy Card or vote instruction card or

•
marking, signing, dating and mailing your Proxy Card or vote instruction card and returning it in the envelope provided. If you return your signed Proxy Card or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR Proposals 1 through 3 and AGAINST Proposals 4 and 5.

You may also vote in person at the Annual Meeting if you are a Shareholder of record.  If a brokerage firm, bank or trust holds your shares in street name, you must obtain a legal proxy from that firm before you can vote the shares in person at the Annual Meeting.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Central Time, April 23, 2014.

Will my shares be voted if I do not provide my Proxy?

It depends on whether your shares are registered directly in your own name or are held on your behalf in street name by a brokerage firm, bank or trust.  If you are a registered Shareholder holding your shares directly in your own name, your shares will not be voted unless you provide a Proxy or vote in person at the Annual Meeting.  In the case of shares held in street name, brokerage firms generally have the authority to vote their clients’ unvoted shares in their discretion on certain routine matters.  For example, if your shares are held in the name of a brokerage firm and you do not provide voting instructions, that firm can vote your shares with respect to the ratification of the appointment of independent auditors, as this matter is considered routine under the applicable New York Stock Exchange (“NYSE”) rules.  All other matters to be voted on at this year’s Annual Meeting are not considered routine, and your broker cannot vote your shares on those matters without your instruction.

The Company urges you to instruct your broker, bank or trust on how to vote your shares.

What are “broker non-votes”?

A broker non-vote occurs when a brokerage firm holding shares for a beneficial owner does not vote on a particular proposal because the beneficial owner has not given voting instructions to the broker. The NYSE rules, to which brokers are subject, direct that certain matters submitted to a vote of shareholders are “routine” items and generally permit brokers to vote on these “routine” matters in their discretion on behalf of beneficial owners who have not furnished voting instructions. Brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner.  To the extent that they have not received voting instructions when voting their clients’ shares with respect to routine proposals, brokers report their clients’ shares as “non-votes” with respect to such non-routine matters. Under current NYSE rules, only Proposal 2 (ratification of auditors) in this Proxy Statement is a routine item.

What constitutes a quorum?

The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business at the Annual Meeting.  WITHHOLD votes with respect to Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.  Under Pennsylvania law and the Company’s By-Laws, abstentions and broker non-votes are not considered to be “votes cast” and, therefore, although counted for purposes of determining a quorum, will not be given effect either as FOR or WITHHOLD/AGAINST votes.

What vote is needed for the election of Directors, and is there a Majority Vote policy?

With regard to Proposal 1, Shareholders may vote FOR or WITHHOLD with respect to the election of Directors.  Directors are elected by a plurality of the votes cast, in person or by Proxy, subject to the Company’s majority vote By-Law described below.  The Company’s By-Laws set forth the procedures if a Director nominee does not receive at least a majority of votes cast in an uncontested election of Directors where a quorum is present.  In an uncontested election, an incumbent Director nominee who receives the support of less than a majority of the votes cast at an Annual Meeting, although deemed to have been elected to the Board by plurality vote, must promptly tender his or her resignation to the Board.  In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board by plurality vote and to have immediately resigned.

For this purpose, “majority of votes cast” means the number of shares voted FOR a Director’s election exceeds 50% of the number of votes cast with respect to the Director’s election.  “Votes cast” includes only FOR and WITHHOLD votes.  Under Pennsylvania law and the Company’s By-Laws, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as FOR or WITHHOLD votes.

The Nominating and Corporate Governance Committee will evaluate the tendered resignation of an incumbent Director who does not receive a majority vote in an uncontested election and make a recommendation to the Board as to whether the resignation should be accepted.  The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of certification of election results.  If the Board does not accept the incumbent’s resignation, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until such Director’s earlier death, resignation or removal.  If the Board accepts the Director’s resignation, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to the Company’s By-Laws.  The Company believes this policy reflects the Company’s dedication to maintaining the highest quality corporate governance practices and commitment to addressing Shareholder concerns.

To be eligible to stand for election, each nominee who agrees to be nominated must agree, in writing, to be bound by the resignation provisions in the event the nominee does not receive a majority of the votes cast in an uncontested election.

What vote is needed to approve all other proposals?

All other proposals to be submitted to the Shareholders at the Annual Meeting require a FOR vote of a majority of the votes cast, in person or by Proxy, in order to be approved.

Proposal 2 (ratification of auditors) is a “routine” matter under NYSE rules, and brokers may vote in their discretion on behalf of clients who have not furnished voting instructions.  Abstentions will not be treated as votes cast and will have no effect on the outcome of the vote on this proposal.

Proposals 3 through 5 (the non-binding advisory vote on executive compensation and the Shareholder proposals regarding executive stock retention and executive retirement benefits) are “non-routine” matters under NYSE rules, and brokers may not vote on these proposals without receiving instructions from the beneficial owners of the shares.  Broker non-votes will not be considered as votes cast and will have no effect on the outcome of the votes on these proposals.  Abstentions likewise will not be treated as votes cast for purposes of these proposals and will have no effect on the outcome of the votes.

Can I change or revoke my vote after I have delivered my Proxy?

Yes. If you are a Shareholder of record, prior to the Annual Meeting you may change your vote by submitting a later-dated Proxy in one of the manners authorized and described in this Proxy Statement (by Proxy Card or via the Internet or by telephone). You may also give a written notice of revocation to our Secretary, so long as it is delivered to our Secretary at our principal executive offices prior to the beginning of the Annual Meeting, or given to our Secretary at the Annual Meeting prior to the time your Proxy is voted at the Annual Meeting. You also may revoke any Proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot.  If you hold your shares through a brokerage firm, bank or trust, please follow the instructions provided by such institution as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only Company employees and Shareholders as of the March 4, 2014 Record Date may attend the Annual Meeting.  If you hold your shares through a brokerage firm, bank or trust, to be admitted to the Annual Meeting you will need proof of beneficial ownership satisfactory to the Company in the form of a statement from the brokerage firm, bank or trust or a legal proxy from that institution, showing you as a beneficial owner of Company shares or as the sole legal proxy of a beneficial owner.  You will not be allowed to bring cell phones or any other video or audio recording devices, large bags, briefcases or packages into the Annual Meeting.  All Annual Meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the Annual Meeting.  Attendees will be subject to security inspections and will be required to comply with other security and procedural measures in place at the Annual Meeting.

Representatives of the Company will be at the entrance to the Annual Meeting, and these representatives will be authorized on the Company’s behalf to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the Annual Meeting.

Where can I find voting results of the Annual Meeting?

The Company will announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the date of the Annual Meeting.

Who conducts the Proxy solicitation, and how much will it cost?

The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, facsimile or in person without any extra compensation.  The Company bears the cost of soliciting Proxies.

What is the deadline for proposals for consideration or for nominations of individuals to serve as Directors at the 2015 Annual Meeting of Shareholders?

In order to be considered for inclusion in the Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at that meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 19, 2014.  In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given to the Company and who is entitled to vote at an annual meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days (which, with respect to the 2015 Annual Meeting, is November 19, 2014) nor more than 150 days (which, with respect to the 2015 Annual Meeting is October 20, 2014) prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

How may I access the Proxy materials over the Internet?

The Company has made available copies of the following materials at the Company’s website at:

http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

•	this Proxy Statement
•	the Proxy Card relating to the Annual Meeting of Shareholders
•	the Annual Report to Shareholders

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders, is not part of the Proxy soliciting materials.

Whom should I contact to obtain a copy of the Annual Report on Form 10-K?

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the SEC on March 3, 2014.  Any shareholder may obtain a copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, without charge.  Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

PROPOSAL 1:  ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be nominated by the Board of Directors.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors.  The Board of Directors has fixed the number of Directors at 11.  It is intended that the Proxies will be voted for the election of the 11 nominees named below as Directors, and no more than 11 will be nominated by the Company.

Mr. Hugues du Rouret, a member of the Board of Directors of the Company since 2001, has reached the mandatory retirement age for Directors of the Company and is not standing for reelection to the Company’s Board of Directors at the Annual Meeting.

The names of the nominees and information concerning them and their associations as of March 4, 2014, as furnished by the nominees, follow.  The principal occupations and the directorships stated below include the nominees’ occupations and directorships with any U.S. publicly traded companies or registered investment companies during the last five years.

The Board of Directors Recommends that Shareholders Vote FOR
Election of Each of the Nominees Named Below.

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	71	Former Senior Managing Director of Brock Capital Group; former Chairman and Chief Executive Officer of Structured Ventures and former Executive Officer of several General Electric financial services companies; also Chairman of United Rentals and a Director of Quest Diagnostics	2000

John W. Conway (a)	68	Chairman of the Board and Chief Executive Officer of the Company; also a Director of PPL Corporation	1997

Name	Age	Principal Occupation	Year Became Director

Arnold W. Donald (c)	59	President, Chief Executive Officer and Director of Carnival Corporation; former President and Chief Executive Officer of The Executive Leadership Council; also a Director of Bank of America Corporation and a former director of The Laclede Group and Oil-Dri Corporation of America	1999
William G. Little (a) (c) (d)	71	Former Chairman and Chief Executive Officer of West Pharmaceutical Services	2003

Hans J. Löliger (c) (d)	71	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group	2001

James H. Miller (d)	65	Former Chairman and Chief Executive Officer of PPL Corporation; also a Director of Rayonier, Lehigh Gas Partners and AES Corporation	2010

Josef M. Müller (b)	66	President of Swiss Association of Branded Consumer Goods ‘PROMARCA’; former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011
Thomas A. Ralph (a) (b) (d)	73	Retired Partner, Dechert	1998

Caesar F. Sweitzer (b)	63	Former Senior Advisor and Managing Director of Citigroup Global Markets	2014
Jim L. Turner (c)	68	Principal of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Dean Foods	2005

William S. Urkiel (b)	68	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Roadrunner Transportation Systems	2004

(a) Member of the Executive Committee	(c)Member of the Compensation Committee
(b) Member of the Audit Committee	(d)Member of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications, perspectives, talents, education and skills as well as each potential nominee’s ability to contribute to the Board and to enhance the Board’s decision-making process.  Independence is a key factor when considering the Director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process.  For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.”  The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board.  In addition, each of the nominees has exhibited, during his or her prior service as a Director, the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way.

The Board believes, moreover, that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas.  These areas include organizational leadership and corporate governance; finance; management in the packaging, food and beverage and other relevant industries; and international business and markets. The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

Jenne Britell. Dr. Britell brings to the Board a comprehensive understanding of U.S. and foreign business and regulatory matters gained through her experience as an executive officer of multi-national financial services companies and as the CEO of a private company advising private equity and venture capital firms and other financial institutions.  Dr. Britell’s experience in finance also qualifies her as an “audit committee financial expert” within the meaning of SEC regulations, and she chairs the Audit Committee of the Board.  In addition, Dr. Britell chairs the board of another public company traded on the NYSE and serves, or has recently served, on the boards of directors and audit committees of a number of other publicly traded companies.

John Conway.  Mr. Conway has served as the Chairman of the Board and the CEO of the Company for over 13 years, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for almost 40 years.  He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business.  Mr. Conway also serves as lead director of another publicly traded company.

Arnold Donald. Mr. Donald brings to the Board leadership and other senior management experience and a deep understanding of the food industry from his prior role as chairman and CEO of a food industry company.  In addition, Mr. Donald has broad experience in corporate governance as a CEO and director, past and present, of a number of other NYSE-listed companies in various industries.

William Little. Mr. Little brings to the Board a deep knowledge of the global packaging business.  Mr. Little gained extensive international experience as the chairman and CEO for over 12 years of a NYSE-listed international pharmaceutical packaging company.  Mr. Little also has significant experience in corporate officer positions in the European and Asia-Pacific regions.  He formerly served on the board of another publicly traded packaging company supplying the food and beverage industries.

Hans Löliger. Mr. Löliger’s experience as president of a global packaging company and CEO of a global provider of security inks and integrated security solutions brings to the Board a seasoned understanding of global business and positioning.  Mr. Löliger, a European national, serves as vice chairman and director of several non-U.S. companies, giving the Board, the Nominating and Corporate Governance Committee and the Compensation Committee a distinct viewpoint on corporate governance and executive compensation.

James Miller. Mr. Miller brings to the Board leadership and other senior management experience, both domestic and international, from his role as former chairman and CEO of an international energy and utility holding company.  Mr. Miller also brings to the Board significant safety and environmental and governmental relations and regulatory agency experience by virtue of his responsibilities at this highly regulated utility company.

Josef Müller. Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the CEO of that company’s greater China region, a region of significant growth for the Company.  Mr. Müller brings to the Board significant emerging market business development and management experience as well as a deep knowledge of accounting and financial matters that makes him a valuable member of the Board’s Audit Committee.

Thomas Ralph. Mr. Ralph has a broad background in legal and corporate governance matters.  He served as a partner, both in the U.S. and in Europe, of an international law firm for over 30 years, where his practice encompassed a broad range of international and domestic corporate matters, including acquisitions, divestitures, corporate finance and securities.  Mr. Ralph brings to his position as Chairperson of the Nominating and Corporate Governance Committee and Presiding Director of the Board a wide-ranging understanding of corporate governance.  Mr. Ralph also has significant finance and accounting experience and serves on the Audit Committee of the Board.

Caesar Sweitzer.  Mr. Sweitzer spent over 35 years in finance, primarily as an investment banker focusing on industrial companies.  Mr. Sweitzer brings to the Board significant knowledge of the global packaging industry as well as finance and investment matters, such as acquisitions, dispositions and corporate finance.  Mr. Sweitzer’s experience makes him a valuable member of the Audit Committee.

Jim Turner. Mr. Turner’s extensive experience in the soft drink industry, and in particular his experience as owner and CEO of the largest independent soft drink bottler in the U.S., gives the Board deep insight into the industry of many of the Company’s significant customers.  Mr. Turner has valuable experience in business development, finance and mergers and acquisitions.  Mr. Turner also serves as a director of a NYSE-listed food and beverage company.

William Urkiel. Mr. Urkiel’s experience as chief financial officer of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and corporate governance matters.  Mr. Urkiel’s accounting and finance experience are utilized in part by his service on the Audit Committee of the Board.  Mr. Urkiel also serves as director of another NYSE-listed company.

Ten of the eleven nominees for re-election named above have been determined by the Board to be independent under the listing standards of the NYSE.  See “Corporate Governance – Director Independence.”  The Nominating and Corporate Governance Committee believes that all eleven nominees are independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company’s Shareholders as a whole.

DIRECTOR COMPENSATION

The following table lists 2013 Director compensation for all Non-Employee Directors who served as Directors in 2013. Compensation for Mr. Conway, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section below.  Mr. Conway did not earn additional compensation for his service as Director or for his service as Chairman.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Jenne Britell	$115,000	$110,000	$225,000
Arnold Donald	107,000	110,000	217,000
William Little	114,000	110,000	224,000
Hans Löliger	117,000	110,000	227,000
James Miller	100,000	110,000	210,000
Josef Müller	110,000	110,000	220,000
Thomas Ralph	130,000	110,000	240,000
Hugues du Rouret	110,000	110,000	220,000
Jim Turner	107,000	110,000	217,000
William Urkiel	110,000	110,000	220,000

(1)   Each Director may defer receipt of all, or any part, of his or her cash compensation until termination of service as a Director.  Mr. Ralph deferred receipt of $65,000 of his cash-based compensation in 2013.  At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years after departure from the Board and are credited with interest at the prime rate until distributed.

(2)  The annual grant of Company Common Stock for 2013 consisted of $110,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

Directors who are also employees of the Company receive no additional compensation for service as Directors.  In 2014, Directors who are not employees of the Company will receive annual cash base fees, grants of Company Common Stock and cash committee fees in the amounts set forth as follows.

Annual Cash Base Fee	$100,000
Annual Equity Grant	110,000
Supplemental Annual Cash Committee Fees:
• Audit Committee  - Chairperson
• Audit Committee - Other Members
• Compensation Committee and Nominating and Corporate Governance Committee - Chairperson
• Compensation Committee and Nominating and Corporate Governance Committee - Other Members
20,000 (1) 10,000 20,000 (2) 7,000
Annual Presiding Director Fee	10,000
(1) Increased from $15,000 effective January 1, 2014 (2) Increased from $10,000 effective January 1, 2014

Directors do not receive any additional fees for their service on the Executive Committee.  There are no Board or committee meeting attendance fees.  Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2013, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements, except that, because of administrative errors, Kevin Clothier, Vice President and Corporate Controller, and Hans Löliger, a Director, were each late in filing a Form 4.  Mr. Clothier was late in filing a Form 4 reporting a grant of Company restricted stock on May 14, 2013.  The grant was reported on a Form 4 filed on June 4, 2013.  Mr. Löliger was late filing a Form 4 reporting the closure on April 29, 2013 of his 401(k) account containing Company Common Stock.  The closure was reported on a Form 4 filed on July 30, 2013.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 4, 2014, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

BlackRock, Inc. and its affiliates (2) 40 East 52nd Street New York, NY 10022	8,625,358	6.2%

The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	7,549,046	5.5%
Boston Partners (4) One Beacon Street Boston, MA 92108	7,478,042	5.4%

(1)      Percentages are derived based upon 138,407,590 shares of Common Stock outstanding as of March 4, 2014.

(2)      BlackRock, Inc., a parent holding company, reported that it may be deemed to be the beneficial owner of 8,625,358 shares of the Company’s Common Stock.  Blackrock, Inc. reported that it had sole dispositive power with respect to 8,625,358 shares, including 7,827,207 shares for which it had sole voting power.

(3)      The Vanguard Group, an investment advisor, reported that it may be deemed to be the beneficial owner of 7,549,046 shares of the Company’s Common Stock.  The Vanguard Group reported that it had sole dispositive power with respect to 7,435,752 shares, including 135,394 shares for which it had sole voting power, and shared dispositive power with respect to 113,294 shares.

(4)      Robeco Investment Management, Inc., DBA as Boston Partners, an investment advisor, reported that it may be deemed to be the beneficial owner of 7,478,042 shares of the Company’s Common Stock.  Boston Partners reported that it had sole dispositive power with respect to 7,478,042 shares, including 6,423,005 shares for which it had sole voting power and 35,765 shares for which it had shared voting power.

The following table shows, as of March 4, 2014, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer (two individuals because of a change during 2013) and the three other Executive Officers who were the highest paid during 2013; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

Jenne Britell	50,084	*
John Conway (2)(3)	1,610,889	1.2%
Timothy Donahue (3)	241,038	*
Arnold Donald (4)	30,623	*
Gerard Gifford (5)	88,751	*
Thomas Kelly (3) (6)	128,249	*
William Little	40,597	*
Hans Löliger	66,716	*
Raymond McGowan	145,042	*
James Miller	9,087	*
Josef Müller	8,400	*
Thomas Ralph	68,423	*
Hugues du Rouret	56,700	*
Jozef Salaerts (7)	156,044	*
Caesar Sweitzer	0	*
Jim Turner	76,811	*
William Urkiel	32,030	*
Directors and Executive
Officers as a Group of 18 (8)	2,844,831	2.1%
* Less than 1%

(1) Percentages are derived based upon 138,407,590 shares of Common Stock outstanding as of March 4, 2014.

(2) Includes 175,865 shares of Common Stock subject to presently exercisable options held by Mr. Conway.

(3) Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (“Trust Shares”).  Messrs. Conway, Donahue and Kelly are members of the Benefits Plan Investment Committee of the trust that has sole voting and dispositive power with respect to the Trust Shares, but they disclaim beneficial ownership of the Trust Shares.

(4) Includes 16,708 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee.

(5) Includes 21,000 shares of Common Stock subject to presently exercisable options held by Mr. Gifford.

(6) Includes 90,000 shares of Common Stock subject to presently exercisable options held by Mr. Kelly.

(7) Includes 40,000 shares of Common Stock subject to presently exercisable options held by Mr. Salaerts.

(8) Includes 351,865 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers (inclusive of those options listed in the preceding footnotes).

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2013 there were five meetings of the Board of Directors.  Each Director during his or her term of service attended at least 75% of the aggregate meetings held by the Board and by the committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company’s Corporate Governance Guidelines, Directors are expected to attend the Company’s Annual Meeting of Shareholders.  In 2013, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence.  The Board has determined that Jenne Britell, Arnold Donald, William Little, Hans Löliger, James Miller, Josef Müller, Thomas Ralph, Hugues du Rouret, Caesar Sweitzer, Jim Turner and William Urkiel are independent under the listing standards of the NYSE.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards that require a majority of the Board nominees to be Independent Directors.

In making the foregoing determinations, the Board considered the following transactions with third parties and the Directors’ affiliations with such parties.  For Dr. Britell, Chairman of United Rentals – ordinary course of business equipment rentals at various Company plants and also for Dr. Britell, a director of Quest Diagnostics – routine Company employee medical testing.  For Mr. Donald, a director of Bank of America Corporation – ordinary course treasury management and foreign currency exchange services provided by Bank of America Corporation, as well as Bank of America Corporation’s participation as one of a number of lenders under the Company’s senior secured revolving credit facility and term loans.  None of these transactions fell within the NYSE listing standards disqualifying criteria.

John Conway is a current Executive Officer of the Company and is therefore not independent.

Board Leadership and Risk Oversight.  Mr. Conway serves as both Chairman of the Board of Directors and Chief Executive Officer of the Company, and Mr. Ralph, as the Chairperson of the Nominating and Corporate Governance Committee, serves as the Presiding Director of the Board and presides over meetings of the executive sessions of the Independent Directors.

The Board has carefully considered its leadership structure and believes that the Company and its Shareholders are best served by having Mr. Conway serve as both Chairman of the Board and Chief Executive Officer because of the unified leadership and direction this structure gives the Board as well as its Executive Officers.  This structure is tailored to present a single, clear focus for the execution of the Company’s strategic initiatives and business plans.  In addition, because Mr. Conway manages the day-to-day operations of the Company and is responsible for executing the Company’s business strategy, the Board believes it is most functional and efficient that Mr. Conway presides at the meetings of the Board.  Moreover, the Board believes that its other structural features, including ten Independent Directors among the slate of eleven Directors standing for election at the Company’s Annual Meeting, regular meetings of Independent Directors in executive session, key committees consisting wholly of Independent Directors and an Independent Presiding Director, provide for substantial independent oversight of the Company’s management.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices.  The Board periodically meets in person with the Executive Officers regarding the Company’s risks and to discuss ways to mitigate such risks.  In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Stock Ownership, Pledging and Hedging.  Under the Company’s Corporate Governance Guidelines, after five years of service on the Board, Non-Employee Directors are expected to hold Company Common Stock having a market value of at least five times the cash base annual Director’s fee.  As of March 4, 2014, each Director with five or more years of service on the Board owned the required minimum level of Common Stock.  The Company’s Corporate Governance Guidelines also provide that Directors shall not engage in pledging or hedging transactions relating to Company Common Stock.

Board Committees.  The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The Board has approved written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that can be found at http://investors.crowncork.com under the “Corporate Governance” link. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually.

Audit Committee. In 2013 the Audit Committee had nine meetings.  The Audit Committee provides assistance to the Board in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors.  The current members of the Audit Committee are Dr. Britell and Messrs. Müller, Ralph, Sweitzer and Urkiel.  Dr. Britell serves as Chairperson of the Audit Committee.  The Board has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and that Dr. Britell is an “audit committee financial expert” within the meaning of SEC regulations.

Compensation Committee.  In 2013 the Compensation Committee had five meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Little, Löliger and Turner, each of whom is independent under the listing standards of the NYSE.  Mr. Löliger serves as Chairperson of the Compensation Committee.  For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  There were three meetings of the Nominating and Corporate Governance Committee in 2013.  The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation of the Board and its committees and the annual evaluation of management by the Board, makes recommendations to the Board regarding the membership of committees of the Board and performs other corporate governance functions.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger, Miller and Ralph, each of whom is independent under the listing standards of the NYSE.  Mr. Ralph serves as Chairperson of the Nominating and Corporate Governance Committee.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee seeks Director nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on  the  Board  are  expected  because  of  retirement  or otherwise  and  whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Caesar Sweitzer was identified and recommended as a potential director nominee to the Nominating and Corporate Governance Committee by an Executive Officer of the Company. Upon the recommendation of the Committee, the Board voted in February 2014 to elect Mr. Sweitzer as a Director.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of the candidate’s qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.  While the Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as nationality, race and gender as well as professional backgrounds and geographic and industry experiences.  The Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend.  Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See “Questions and Answers About the 2014 Annual Meeting” for information on bringing nominations for the Board of Directors at the 2015 Annual Meeting.

Executive Sessions.  Pursuant to the Company’s Corporate Governance Guidelines, the Independent Directors of the Company meet periodically at regularly scheduled executive sessions without management Directors.  The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the Independent Directors or the Board as a whole may do so by writing to the Presiding Director, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Presiding Director, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”  The Company intends to disclose updates to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).  The written Company policy pertaining to related party transactions is included in the Company’s Corporate Governance Guidelines.

Company Website.  The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2013 to the Company’s Chief Executive Officer (“CEO”), both individuals who served as the Company’s Chief Financial Officer during 2013 and the other three Executive Officers who were the highest paid during 2013 (collectively, “Named Executive Officers” or “NEOs”).  The names of the Company’s 2013 NEOs and their titles at year-end are:

•	John W. Conway – Chairman of the Board and Chief Executive Officer

•	Thomas A. Kelly – Senior Vice President and Chief Financial Officer

•	Timothy J. Donahue – President and Chief Operating Officer1

•	Raymond L. McGowan – President – Americas Division

•	Gerard H. Gifford – President – European Division

•	Jozef Salaerts – President – Asia-Pacific Division

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

2013 Say-on-Pay Vote Results and Shareholder Outreach Efforts.  At our Annual Meeting of Shareholders held in April 2013, we held a non-binding Shareholder say-on-pay vote on the 2012 compensation of our NEOs.  Prior to the meeting, certain concerns were raised regarding our executive compensation program.  The Company immediately reached out to most of our top 25 institutional Shareholders and had discussions regarding such concerns with approximately half of these Shareholders who collectively held approximately 40% of our outstanding institutional shareholdings.  The Compensation Committee (“Committee”) reviewed all components of executive compensation and discussed appropriate responses to these concerns with its compensation consultant and our management team.  The Company filed an amendment to our 2013 proxy statement describing a number of changes we intended to implement to our executive compensation program in response to the feedback from our Shareholders and comments of proxy advisory firms.  Approximately 56% of the shares voted on our say-on-pay proposal approved the compensation of our NEOs.  As a result of the Company’s Shareholder outreach efforts and to address the concerns of the

1
We are listing six NEOs because Mr. Donahue served as the Company’s Chief Financial Officer until March 4, 2013, when he was promoted to his current position and Mr. Kelly was promoted to Chief Financial Officer.

Shareholders who voted a substantial minority of our shares against the 2012 compensation of our NEOs, the Committee determined that it was appropriate to implement the following changes to our executive compensation program:

•
CEO Compensation Benchmarking at 50th Percentile and Share Waiver.  The Committee determined that it would no longer benchmark our CEO’s compensation at the 75th percentile of our peer group but rather would benchmark it at the 50th percentile beginning in the following year.  Notwithstanding this, Mr. Conway voluntarily waived his rights to 23,704 shares of time-based restricted stock granted to him in February 2013, in order that his 2013 compensation would be targeted at the 50th percentile.

•
Elimination of Carry-Forward from Economic Profit Incentive Plan.  The Committee revised our Economic Profit Incentive Plan (“EP Plan”) for 2013, as described in greater detail below, in two major ways.  First, we eliminated the economic profit carry-forward component of the EP Plan.  That component permitted economic profit earned in prior years to be used in determining our NEOs’ bonuses for later years (i) if the prior-years economic profit exceeded the cap on economic profit taken into account in determining our NEOs’ bonuses for those prior years or (ii) if the Committee exercised its discretion in any year not to pay bonus payments that were otherwise earned by EP Plan participants in that year, as was done by the Committee in 2006.  Second, we eliminated the use of individual qualitative factors in determining our NEOs’ bonuses.

•
The Committee’s decision to eliminate the economic profit carry-forward component of the EP Plan was based in part on the concerns expressed by certain of our Shareholders (i) that the carry-forward could create a pay-for-performance disconnect by allowing our NEOs to receive bonuses with respect to economic profit in years in which the Company did not achieve its threshold level of economic profit and (ii) that it had the secondary effect of potentially increasing the future retirement benefits to executives participating in the Company’s Senior Executive Retirement Plan.  In the future, EP Plan participants will forfeit any right to future bonuses related to economic profit not used to pay bonuses in a given year.  The Committee’s decision to eliminate the use of individual qualitative factors in determining our NEOs’ annual bonuses was based on the Committee’s determination that such bonuses should be based solely on objectively determinable quantitative factors.

•
Elimination of Walk Away Right and Tax Gross-Up from CEO Employment Agreement.  Mr. Conway voluntarily agreed to amend his employment agreement in order to (i) eliminate from the definition of “good reason” Mr. Conway's voluntary termination of employment for any reason within 30 days following the first anniversary of a change in control of the Company (“walk away right”) and (ii) eliminate Mr. Conway's right to tax gross-up payments on compensation paid to Mr. Conway in connection with a change in control of the Company.

•
Anti-Pledging Policy.  The Company revised its anti-pledging policy to completely prohibit our NEOs and other Officers and Directors from pledging Company Stock.  All prior pledges of Officers and Directors have been terminated.

Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to take the outcome of this annual vote into consideration when making compensation decisions for our NEOs.

Executive Summary.  The Company’s executive compensation program is designed to motivate our NEOs to create long-term value for our Shareholders and to efficiently use the Company’s invested capital in order to grow our business.  To achieve this objective, our program emphasizes long-term incentives and utilizes equity for the delivery of long-term incentives.  In addition, the Company’s annual incentive plan utilizes “at risk” performance-based compensation incentives focused upon the Company’s strategy of driving long-term growth of the Company’s economic profit, which is driven by efficient utilization of capital, gross profit and cash flow from operations.

Five-Year Cumulative Total Return.  The successful implementation of the Company’s growth strategy has in turn driven the Company’s strong stock performance over the past five years, as indicated in the Comparative Stock Performance Graph below.  The graph compares the cumulative yearly total return on the Company’s Common Stock against the cumulative yearly total return of the S&P 500 Index and the Dow Jones U.S. Containers & Packaging Index for the five-year period.

The Comparative Stock Performance Graph is not deemed filed with the SEC and shall not be incorporated by reference in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPARATIVE STOCK PERFORMANCE
Comparison of Five-Year Cumulative Total Return (a)
Crown Holdings, S&P 500 Index, Dow Jones U.S. Containers & Packaging Index (b)

(a)	Assumes that the value of the investment in Crown Holdings Common Stock and each index was $100 on December 31, 2008 and that all dividends were reinvested.
(b)
Industry index is weighted by market capitalization and is comprised of Crown Holdings, AptarGroup, Avery Dennison, Ball, Bemis, Greif, MeadWestvaco, Owens-Illinois,
Packaging Corp. of America, RockTenn, Sealed Air, Silgan and Sonoco.

Pay-for-Performance.  Our executive compensation program is based on our “pay-for-performance” philosophy, as outlined in the following table.

Compensation Element	Basis for Measurement	Alignment with Pay-for-Performance Philosophy
Annual Cash Compensation
Base Salary	Individual performance and contribution based on primary duties and responsibilities and market competitiveness.	Competitive compensation required to attract and retain highly qualified executives.
Annual Incentive Bonus	Economic profit and modified operating cash flow.
Use of economic profit and modified operating cash flow as performance measures drives the Company’s long-term operating performance and is closely correlated with long-term increase in Shareholder value.

Long-Term Equity Compensation
Performance-Based Restricted Stock Awards (approximately two-thirds of total long-term equity compensation)	Total shareholder return relative to industry peer group over three-year period.
Provides incentive to outperform and deliver superior shareholder returns relative to peers.  Denominating grants in the form of Company Common Stock aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

Time-Based Restricted Stock Awards (approximately one-third of total long-term equity compensation)	Market analysis of target compensation for applicable position.	Compensation provided in the form of Company Common Stock aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

At-Risk Compensation.  Consistent with our “pay-for-performance” philosophy, our executive compensation program emphasizes “at risk” compensation and stock ownership. The majority of our NEOs’ total direct compensation is tied to the accomplishment of performance objectives.

The allocation of 2013 total direct compensation for our CEO and for our other NEOs among these various components is set forth in the following graphs that highlight the Company’s emphasis on “at risk” and equity-based compensation.

NEOs’ Forfeiture of Performance-Based Shares Granted in 2011.  As described in greater detail below, approximately two-thirds of each NEOs’ targeted long-term equity incentive compensation is earned based upon the Company’s total shareholder return relative to a group of industry peers over a three-year performance period.  Notwithstanding the Company’s positive total shareholder return of 33 percent over the three-year period ending December 31, 2013, because the Company’s total shareholder return for the period was at the 19th percentile of our peer group, our NEOs forfeited all of the performance-based equity compensation granted to them on January 4, 2011.  In the case of our CEO, the fair market value on December 31, 2013 of the forfeited shares was $4,892,493.  The Committee believes that this result provides a concrete example of the link between our compensation practices and our “pay-for-performance” philosophy.

Recent Program Highlights.  In addition to considering the results of our Shareholders’ annual say-on-pay votes and Shareholder and proxy advisory service feedback, we continually monitor our executive compensation program as to competitiveness with our peer group as described below in greater detail.  We also monitor our program with respect to best practices, and over the last several years we have taken the following actions, including those actions taken in connection with our recent Shareholder outreach efforts:

•	Reduced the benchmarking of our CEO’s compensation from the 75th to the 50th percentile of our peer group.

•
Amended our EP Plan to eliminate carry-forward of economic profit earned but not eligible for inclusion in bonus payment calculations because of the annual cap on bonus payments or the Committee’s discretionary decision not to pay bonuses otherwise earned.

•	Amended our EP Plan to eliminate individual qualitative factors in determining our executives’ bonuses.

•	Amended our CEO’s employment agreement to eliminate his tax gross-up and walk away rights.

•	Revised our anti-pledging policy to completely prohibit our Officers and Directors from pledging Company Stock.

•	Eliminated tax gross-up provisions from new executive employment agreements.

•
Established stock ownership guidelines for our NEOs under which our CEO is expected to own Company Common Stock equal in value to six times his annual base salary and the other NEOs are expected to hold Common Stock equal to three times their annual base salaries.

•
Adopted a minimum holding period policy applicable to restricted stock under which the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.

•	Adopted a recoupment or “clawback” policy with respect to the non-equity incentive bonus plan for NEOs.

•	Changed the allocations under the Company’s long-term incentive plan so that the value of the awards of restricted stock is targeted to be two-thirds performance-based and one-third time-based.

•
Utilized tally sheets to review total compensation, the current mix of compensation, issues of internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

•	Eliminated tax gross-up payments in connection with automobile allowances.

Role of the Compensation Committee.  The Committee comprises four Non-Employee Directors, all of whom are independent under the NYSE listing standards.  During 2013, the Committee members were Hans Löliger (Chairperson), Arnold Donald, William Little and Jim Turner.  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors.  A copy of this charter is available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”

Compensation Philosophy and Objectives.  The Committee maintains a “pay-for-performance” philosophy toward executive compensation. One of the guiding principles of this “pay-for-performance” philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the executive and the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container and packaging industry and other manufacturing companies.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the direct compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance-based pay in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance.  Accordingly, the annual incentive bonus is largely determined by operating metrics that drive long-term growth and Shareholder value, and approximately two-thirds of the value of the restricted stock granted under the Company’s long-term incentive plan is tied to performance of the Company’s total shareholder return versus that of a peer group.

Stock Ownership Guidelines.  Consistent with the Committee’s stock ownership-oriented compensation philosophy and its focus on long-term performance, the Company maintains stock ownership guidelines under which our NEOs are expected to own Company Common Stock with a minimum value equal to the applicable multiple of base salary set forth in the following table.

Stock Ownership Guidelines Applicable to NEOs
Position	Multiple of Base Salary
CEO	6x
All other NEOs	3x

Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax value of any Common Stock received as the result of an option exercise or restriction lapse.  At year-end, all of the NEOs either owned more than the minimum level of Common Stock or were otherwise in compliance with the stock ownership guidelines.

Minimum Post-Vesting Holding Period for Restricted Stock.  The Company also maintains a minimum holding period policy applicable to restricted stock with respect to which the restriction has lapsed.  Under this policy, the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.  An NEO who has already satisfied the stock ownership guideline must still retain 50% of the after-tax value of newly unrestricted shares for at least two years.

Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2013, the Committee met five times.  The Committee usually meets with the CEO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management present.

Setting of Meeting Agenda.  The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and the Vice President of Human Resources.  Committee members receive and review materials in advance of each meeting.  Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

Use of Tally Sheets.  The Committee reviews tally sheets when setting annual compensation for the NEOs.  These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component affects each NEO’s total compensation.  For 2013, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

Retention of Compensation Consultants.  The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs.  The Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions.  The Committee makes all decisions regarding the CEO’s compensation.  Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO.  In this regard, the CEO provides the Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels and equity and other incentive awards.

Executive Compensation Consultant.  Pursuant to its authority under its charter to retain compensation consultants, the Committee engaged Pay Governance, LLC, an executive compensation consulting firm, to act as its independent advisor with respect to 2013 compensation decisions.

Consultant Independence.  All services provided by Pay Governance to the Committee are conducted under the direction and authority of the Committee, and all work performed by Pay Governance must be pre-approved by the Committee.  Pay Governance does not provide any other services to the Company and does not own any shares of the Company’s stock.  There are no personal or business relationships between the Pay Governance consultants and any executive of the Company.  In addition, there are no personal relationships between the Pay Governance consultants and any member of the Committee.  Pay Governance maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.

Use of Benchmarking.  In advising the Committee regarding 2013 compensation for our NEOs, Pay Governance developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  Competitive levels were developed for the following elements of pay:

•	base salary

•	target annual incentive

•	target total cash compensation (base salary plus target annual incentive)

•	accounting value of long-term equity incentives

•	target total direct compensation (target total cash compensation plus the accounting value of long-term equity incentives)

Peer Group Composition.  In establishing its benchmarks for each of the NEOs except Mr. Donahue, Pay Governance gathered data for the 18 public companies, or divisions of public companies, defined as the “Peer Group.”  Members of the Peer Group are manufacturing companies of similar scope and are generally from the following three categories: (i) business competitors, (ii) suppliers and (iii) customers.  The Peer Group comprises the following companies:

• Avery Dennison Corporation	• H.J. Heinz Company
• Ball Corporation	• MeadWestvaco Corporation
• Bemis Company	• Nestlé USA
• Campbell Soup Company	• Owens-Illinois
• Colgate Palmolive Company	• PPG Industries
• Dean Foods Company	• S.C. Johnson & Son
• Dr Pepper Snapple Group	• Sealed Air Corporation
• Eastman Chemical Company	• The Sherwin-Williams Company
• Greif	• United States Steel Corporation

Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue, when appropriate.  To provide a broader frame of reference, Pay Governance also analyzed each NEO position against data from general industry.  In establishing its benchmarks for Mr. Donahue, due to a lack of data among Peer Group members, Pay Governance used a broader group of packaging/metals/non-durable goods manufacturing companies.  With respect to Mr. Donahue, the term “Peer Group” as used herein refers to that broader group of companies.

Compensation Strategy for CEO.  The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic performance.

In determining the CEO’s direct compensation for 2013, the Committee evaluated the CEO’s performance and the Company’s performance in the prior year, as well as performance since Mr. Conway’s election as CEO in 2000.  The Committee continued to focus upon the Company’s improvement during Mr. Conway’s tenure in several key metrics that the Committee believes are essential to increase Shareholder value, including:

•	Strong cash flow generation. Cash flow from operations was $885 million in 2013 enabling the Company in 2013 to repurchase approximately 7 million shares of Company Common Stock.

•
Investment in growth markets.  The Company has grown significantly in a number of markets important to the Company’s future, including in Asia, South America, Eastern Europe and the Middle East, which has enabled the Company to increase its worldwide beverage can production capacity by approximately 12 billion units from 2011 to 2013 with approximately 47% of the Company’s 2013 global beverage can sales unit volume produced in growth markets.

•
Shareholder return.  The Company’s total shareholder return has increased substantially since November 2000 when Mr. Conway was elected CEO and the price of the Company’s Common Stock was $8.19 per share.

CEO Target Compensation.  Due to the Board’s desire to retain Mr. Conway as CEO beyond the normal retirement age of 65 and in view of his exceptional performance on behalf of the Company over an extended period of time, the Committee had been setting our CEO’s target total direct compensation in recent years using the 75th percentile of the Peer Group and did so again in 2013.  In response to concerns raised by some of our Shareholders regarding our executive compensation program, the Committee has determined that it will use the 50th percentile of the Peer Group when setting our CEO’s target total direct compensation for 2014 and thereafter.  However, after hearing our Shareholders’ concerns, on April 22, 2013 Mr. Conway voluntarily waived all his rights to 23,704 shares of time-based restricted stock granted to him on February 28, 2013 (with a then market value of $916,871), in order that his 2013 compensation would be targeted at the 50th percentile.  In all cases, the Peer Group percentile used to set our CEO’s target total direct compensation is a guidepost and not an absolute target.  In conjunction with the Committee’s emphasis on stock-based compensation, a majority of the CEO’s 2013 compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO.  For 2013, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:

•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data was reviewed as an additional market reference and to ensure robust competitive data.

•
Target total cash compensation and target total direct compensation levels were set towards the middle range of the Peer Group.  The Committee used the 50th percentile of the Peer Group’s target total cash compensation and target total direct compensation as a market check in determining compensation.  However, the 50th percentile is a guidepost and not an absolute target.

Components of Compensation.  For 2013, the principal components of compensation for NEOs were:

•	base salary
•	annual incentive bonus
•	long-term equity incentives
•	retirement benefits
•	perquisites

Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee recognizes that competitive salaries must be paid in order to attract and retain high quality executives.  Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.  However under special circumstances, such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary during the year.

2013 Base Salaries.  The Committee has determined that base salary levels for the NEOs should be targeted towards the middle range of the Peer Group.  The Peer Group data produced by Pay Governance indicated that the base salary levels for Messrs. McGowan, Gifford and Salaerts were somewhat below the 50th percentile.  Consequently, the Committee approved increases in the base salaries of Messrs. McGowan, Gifford and Salaerts.  In addition, the Committee approved increases in the base salaries of Mr. Kelly in connection with his promotion to Senior Vice President and Chief Financial Officer and Mr. Donahue in connection with his promotion to President and Chief Operating Officer.  Base salaries for each of the NEOs for 2013 were as set forth in the following table.

Name	2013 Base Salary
John Conway	$1,075,000
Thomas Kelly	450,000
Timothy Donahue	615,000
Raymond McGowan	595,000
Gerard Gifford	506,000
Jozef Salaerts	478,021 (1)
(1) Converted from Singapore Dollars.

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because, consistent with our “pay-for-performance” philosophy, the Committee believes that a significant portion of each NEO’s compensation should be contingent on success in driving the long-term operating performance of the Company. Accordingly, the Company has maintained the Economic Profit Plan under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specified levels of economic profit and modified operating cash flow. The Committee believes the use of economic profit and modified operating cash flow as key performance measures under the EP Plan drives the Company’s long-term operating performance and is closely correlated with long-term increase in Shareholder value.  As described above, the Committee revised the EP Plan for 2013 in response to concerns raised by our Shareholders about our executive compensation program.  The Committee eliminated the economic profit carry-forward component of the EP Plan, which permitted economic profit earned in prior years to be used in determining our NEOs’ bonuses for subsequent years if such prior-year economic profit did not generate bonus payments in such year (i) because it exceeded the cap on economic profit taken into account in determining our NEOs’ bonuses for such prior years or (ii) because the Committee exercised its discretion not to pay bonuses otherwise earned by EP Plan participants, as was done in 2006.  The Committee also eliminated the use of individual qualitative factors in determining our NEOs’ bonuses.  The Committee’s decisions to eliminate the economic profit carry-forward component of the EP Plan means we will not compensate EP Plan participants at all for generating economic profit in excess of the amounts required to reach the maximum annual bonus amounts.  The decision was based on the concern expressed by certain of our Shareholders that economic profit carry-forward could create a pay-for-performance disconnect because it allowed our NEOs to receive bonuses with respect to the Company’s economic profit even in years in which the Company did not achieve its threshold level of economic profit.  The Committee’s decision to eliminate the use of individual qualitative factors in determining our NEOs’ annual bonuses was based on the Committee’s determination that our NEOs’ annual bonuses should be based solely on objectively determinable quantitative factors.

2013 Bonus Opportunities and Results.  Each year, the Committee assigns each NEO an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary.  Based upon the Peer Group information provided by Pay Governance and the consideration of officer performance and internal equity, the Committee determined that the target and maximum bonus opportunities for the NEOs for 2013 should be the same as in 2012 except in the case of Mr. Kelly, whose target and maximum bonus opportunity was increased to reflect his increased duties resulting from his promotion to Chief Financial Officer.  The 2013 minimum, maximum and target bonus opportunities together with actual bonuses paid to the NEOs were as follows.

Name	Minimum Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Actual Bonus as a Percentage of Base Salary	Actual Bonus Amount
John Conway	0%	345%	115%	$1,236,250	132%	$1,421,688
Thomas Kelly	0%	180%	60%	270,000	69%	310,500
Timothy Donahue	0%	285%	95%	584,250	109%	671,888
Raymond McGowan	0%	240%	80%	476,000	109%	650,692
Gerard Gifford	0%	240%	80%	404,800	92%	466,735
Jozef Salaerts	0%	240%	80%	382,417	92%	439,779

Performance Measures.  Bonus amounts under the EP Plan are based on the following performance measures:

•	economic profit – defined generally as net operating profit after tax less cost of capital employed as adjusted for certain items, including currency exchange rates and acquisitions/divestitures

•
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital and variances in average trade working capital

Cost of Capital.  For purposes of calculating economic profit under the EP Plan, cost of capital is defined as the average capital employed multiplied by the average cost of capital.  Capital employed is generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items.  Excluded from capital employed are the following items: investments, net goodwill, pension and post-employment assets and liabilities and deferred tax assets and liabilities.  Invested capital may also be adjusted for additional capital employed at the direction of the Company’s corporate office or in accordance with overall corporate objectives.  For 2013, the EP Plan used a cost of capital of 9%.  This percentage exceeds the Company’s actual cost of capital of approximately 7%, which causes attainment of the economic profit target to become more difficult.

Weighting of Performance Measures.  At the beginning of each year, the Committee determines target levels of performance for each performance measure.  At year-end, the Committee assesses the actual results versus the original goals in determining awards.  The Committee must approve all awards, and all awards are subject to review and discretionary adjustment by the Committee.

An NEO’s actual bonus amount is determined by: (i) multiplying the NEO’s target bonus amount by the actual percentage earned for each of the two performance measures for the applicable year, (ii) weighting each performance measure in accordance with a pre-specified formula and (iii) adding the results together to determine the overall payout factor. For 2013, the two performance measures were weighted as follows: economic profit – 67% and modified operating cash flow – 33%.

As the achievement of economic profit and modified operating cash flow increase in excess of their respective performance targets, the percentages of our NEOs’ target bonuses payable with respect to such performance measures also increase. In the case of modified operating cash flow, up to 50% of the target bonus amount will be paid as the achievement level increases from 100% to 120% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to modified operating cash flow decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target. The modified operating cash flow component of the EP Plan is determined based upon actual performance compared to a budgeted modified operating cash flow amount.

The economic profit component of the EP Plan is determined relative to economic profit in the prior year.  In the case of economic profit, up to 150% of the target bonus amount will be paid for incremental increases in economic profit over 100% of the performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target.  To the extent modified operating cash flow is achieved at levels of less than 120% of the performance target, up to 250% of the target bonus amount can be achieved based on economic profit.  No portion of the target bonus amount will be paid for economic profit arising from accounting changes or similar non-cash items.

Setting of Target Performance Levels.  Generally, the Committee attempts to set the target performance levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or that the Company expects to face in the coming year.  For example, with respect to modified operating cash flow, targets may be set below prior year actual results due to the forecasted increase in capital investment required for the Company’s expansion in growth markets, higher input costs due to price increases by suppliers, prior years’ actual working capital and variances in average trade working capital.

The economic profit and modified operating cash flow thresholds and targets for 2013 were set at the Company level for the CEO, Chief Operating Officer and Chief Financial Officer and at the divisional level for the other NEOs.  The applicable thresholds, targets and actual achievement levels for 2013 are set forth for each NEO in the following table.

	Economic Profit (in millions)			Modified Operating Cash Flow (in millions)
Name	Threshold	Target	Actual	Threshold	Target	Actual
John Conway	$329.2	$411.5	$407.4	$692.3	$865.4	$996.2
Thomas Kelly	329.2	411.5	407.4	692.3	865.4	996.2
Timothy Donahue	329.2	411.5	407.4	692.3	865.4	996.2
Raymond McGowan	137.3	171.6	175.4	384.0	480.0	554.0
Gerard Gifford	152.2	190.2	189.5	326.2	407.8	436.7
Jozef Salaerts	27.4	34.2	36.0	38.6	48.3	22.6

2013 Bonus Calculations.  Messrs. Conway, Kelly and Donahue received bonuses under the EP Plan equal to 115% of their respective target bonus amounts, 50% attributable to modified operating cash flow and 65% to economic profit.  With respect to the Americas Division, Mr. McGowan received a bonus under the EP Plan equal to 137% of his target bonus amount, 50% attributable to modified operating cash flow and 87% to economic profit.  With respect to the European Division, Mr. Gifford received a bonus under the EP Plan equal to 115% of his target bonus amount, 49% attributable to modified operating cash flow and 66% to economic profit.  With respect to the Asia-Pacific Division, Mr. Salaerts received a bonus under the EP Plan equal to 115% of his target bonus amount, 0% attributable to modified operating cash flow and 115% attributable to economic profit.

Long-Term Equity Incentives.  The Committee believes that equity-based incentives, delivered through annual grants of time-based restricted stock and performance-based restricted stock, are an important link between executive and Shareholder interests.  Because the Committee believes that a significant portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders, approximately two-thirds of the targeted value of stock awards to NEOs is performance-based.  Although the Committee may vary the size of annual grants based on the Company’s and executive’s performance, the total annual equity award granted to each NEO is generally determined based upon the difference between the total direct compensation target established by the Committee, using the competitive market benchmarking and internal factors described above, and the sum of the NEO’s base salary and annual incentive bonus opportunity.  See “Compensation Strategy for CEO” and “Compensation Strategy for NEOs other than the CEO.”  In addition to the annual equity awards, the Committee may approve equity awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January or February.

The Committee approved the following award structure for 2013:

•
Target Award Levels.  Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) at the middle range of the Peer Group after taking into account the competitive positioning of the executives’ target total cash compensation.  As more fully explained above, in order that his compensation would be targeted at the middle range of the Peer Group for 2013, Mr. Conway voluntarily waived his rights to 23,704 shares of his time-based restricted stock awarded to him in 2013.

•
Performance-Based Restricted Stock.  Approximately two-thirds of an NEO’s targeted long-term equity incentive was delivered in performance-based restricted stock that may be earned based upon the Company’s total shareholder return relative to a group of industry peers over a three-year performance period.  A target number of shares was established for 2013 for each NEO, as set forth in the “Grants of Plan-Based Awards” table below.  Actual vesting of performance-based share awards generally will not occur until the third anniversary of the grant date, if at all.  The Committee believes that, in addition to linking a substantial portion of our NEOs’ compensation to the long-term performance of the Company, the three-year vesting structure provides a strong retention element because an NEO terminating employment (other than for retirement with Committee approval, disability or death) will leave behind unvested awards.

•
Time-Based Restricted Stock.  Approximately one-third of an NEO’s targeted long-term equity incentive was delivered in time-based restricted stock that vests in equal annual installments over three years from the date of the award in the amounts set forth on the “Grants of Plan-Based Awards” table below.

Industry Peer Group Composition.  The Committee believes that for purposes of comparing shareholder returns it is appropriate to utilize a recognized publicly available index of container and packaging industry companies as the peer group.  As a result, for determining shareholder return, the Committee used the Dow Jones U.S. Containers & Packaging Index, comprising the Company and the following other companies:

• AptarGroup	• Packaging Corporation of America
• Ball Corporation	• Rock-Tenn Company
• Bemis Company	• Sealed Air Corporation
• Greif	• Silgan Holdings
• MeadWestvaco Corporation	• Sonoco Products Company
• Owens-Illinois

Performance Vesting Schedule.  The Committee determined that performance-based shares would be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target
90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Calculation of Total Shareholder Return.  Total shareholder return is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period. The Company’s total shareholder return for the three-year calendar period ended December 31, 2012, was 43.9% based upon the closing price of the Company’s Common Stock on such date (i.e., $36.81 per share) compared to the closing price on December 31, 2009 (i.e., $25.58 per share). When compared to the total shareholder return of the other companies in the industry peer group, the Company ranked at the 70th percentile. Therefore, in accordance with the preceding schedule, the performance-based shares vesting in 2013 were awarded at the 141% level.

2013 Long-Term Equity Incentive Awards.  The following table sets forth the target number of time-based and performance-based restricted shares granted to the NEOs for 2013 as well as the minimum and maximum number of performance-based shares that may vest based on the Company’s total shareholder return relative to the industry peer group over the applicable performance period.  The table also sets forth the fair market value of the shares on the date of grant based on a share price of $38.68.  The table below does not include the additional performance-based shares earned in 2013 with respect to the 2010 restricted stock grant.

Name	Time-Based Restricted Stock		Performance-Based Restricted Stock
	Shares	Award Value	Target Shares	Award Value	Minimum Shares	Minimum Value	Maximum Shares	Maximum Value
John Conway	35,500	$1,373,140	124,627	$4,580,042	0	$0	249,254	$9,160,084
Thomas Kelly	6,593	$255,017	13,878	$509,983	0	$0	27,756	$1,019,966
Timothy Donahue	13,250	$512,510	27,891	$1,024,990	0	$0	55,782	$2,049,980
Raymond McGowan	11,157	$431,553	23,487	$863,143	0	$0	46,974	$1,726,286
Gerard Gifford	9,506	$367,692	20,011	$735,388	0	$0	40,022	$1,470,776
Jozef Salaerts	5,500	$212,740	11,578	$425,470	0	$0	23,156	$850,940

Retirement Benefits.  To attract and retain highly qualified senior executives and as an incentive for long-term employment, the Company maintains a number of retirement plans.

U.S. Pension Plan.  In the United States, the Company maintains a defined benefit pension plan (“U.S. Pension Plan”) for certain eligible employees in which five NEOs (Messrs. Conway, Kelly, Donahue, McGowan and Gifford) participate.  The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (“Code”).  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2013, benefits from the U.S. Pension Plan are limited to $205,000 per year and may be based only on the first $255,000 of an employee’s annual earnings.

Senior Executive Retirement Plan.  Because of the benefit limits under the U.S. Pension Plan described above, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan (“SERP”).  The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and, in the case of Mr. Conway, his benefits under the 401(k) Retirement Savings Plan and, in the case of Mr. Gifford, his benefits under the Company’s Restoration Plan (as described below).

The NEOs who earned a vested benefit under the SERP on or before December 31, 2004 may, with respect to that part of the benefit earned on or before December 31, 2004, elect to take all or part of such annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments.  All benefits earned under the SERP after December 31, 2004 are paid in a lump sum.  If an NEO with a vested retirement benefit under the SERP dies prior to termination of employment, the NEO’s surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump-sum death benefit of five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company.

Restoration Plan.  Prior to participating in the SERP, Mr. Gifford became a participant in the Company’s Restoration Plan.  Participants in the Restoration Plan receive supplemental retirement benefits equal to the difference between (i) the benefits that they would have accrued under the U.S. Pension Plan if their target bonus amounts were included in compensation for purposes of calculating their benefits under that Plan and if certain statutory benefit limits did not apply and (ii) the benefits that they actually accrue under the U.S. Pension Plan.  As described above, the benefits to which Mr. Gifford is entitled under the SERP will be offset by the benefits to which he is entitled under the Restoration Plan.

Defined Contribution Plans.  The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including five NEOs (Messrs. Conway, Kelly, Donahue, McGowan and Gifford), are able to contribute a portion of their salaries on a pre-tax basis.  Subject to limits of the Code, the Company will match 50% of the first 3% of pay that is contributed to this 401(k) plan.  Mr. Salaerts participates in an international defined contribution retirement benefit plan to which Mr. Salaerts is permitted to contribute a portion of his salary up to $12,000 annually.  Each year, the Company contributes to this plan on behalf of Mr. Salaerts an amount equal to 9% of Mr. Salaerts’ base salary and bonus paid during that year.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.  In 2013 the NEOs were provided, among others, the following perquisites: automobile allowances, insurance coverage and, in certain cases, overseas allowances.

Severance.  The Company has employment agreements with all of the NEOs.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments upon Termination.”  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Tax Deductibility of Executive Compensation.  Compensation paid to our CEO and to each of our three highest paid NEOs other than our Chief Financial Officer will not be deductible for federal income tax purposes to the extent such compensation exceeds $1 million in any year unless such compensation is “performance-based” as defined in Section 162(m) of the Code.  The Committee has structured performance-based awards to the NEOs under the Company’s long-term equity compensation program that qualify for this exemption. However, the Committee believes that Shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards result in non-deductible compensation expenses. Therefore, the Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 26, 2014 by the members of the Compensation Committee.

Hans Löliger, Chairperson
Arnold Donald
William Little
Jim Turner

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists certain information regarding compensation earned during the Company’s last three fiscal years by the Company’s Chief Executive Officer, Chief Financial Officers and other three Executive Officers who were the highest paid during 2013.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

John Conway	2013	$1,075,000	$5,953,182(4)	$1,421,688	$ 0	$ 50,574	$ 8,500,444
Chairman of the Board and Chief Executive Officer	2012	1,075,000	6,870,042	2,769,200	118,317	1,312,884	12,145,443
	2011	1,075,000	6,870,042	3,214,250	2,469,195	1,861,839	15,490,326
Thomas Kelly (5)	2013	450,000	765,000	310,500	1,088,134	279,572	2,893,206
Senior Vice President and Chief Financial Officer
Timothy Donahue (6)	2013	615,000	1,537,500	671,888	0	146,634	2,971,022
President and Chief Operating Officer	2012	535,000	1,164,138	958,720	938,654	288,802	3,885,314
	2011	535,000	1,164,138	1,112,800	1,392,648	224,635	4,429,221

Raymond McGowan	2013	595,000	1,294,696	650,692	162,853	109,218	2,812,459
President-Americas Division	2012	535,000	1,164,138	492,200	688,938	226,326	3,106,602
	2011	535,000	1,164,138	1,258,320	1,211,702	215,101	4,384,261

Gerard Gifford	2013	506,000	1,103,080	466,735	418,714	425,474	2,920,003
President-European Division
Jozef Salaerts (7)	2013	478,021	638,210	439,779	0	300,867	1,856,877
President-Asia-Pacific Division	2012	470,752	607,642	885,014	1,204,546	617,047	3,785,001
	2011	443,485	607,642	997,842	1,529,674	508,836	4,087,479

(1)
The amounts in this column, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock (market condition) awards issued by the Company for the respective fiscal years.  The aggregate grant-date fair market values of the time-based restricted stock awards were as follows:  Mr. Conway: $1,373,140 for 2013, $2,290,016 for 2012 and $2,293,689 for 2011; Mr. Kelly: $255,017 for 2013; Mr. Donahue: $512,510 for 2013, $388,044 for 2012 and $388,662 for 2011; Mr. McGowan: $431,553 for 2013, $388,044 for 2012 and $388,662 for 2011; Mr. Gifford:  $367,692 for 2013; and Mr. Salaerts: $212,740 for 2013, $202,537 for 2012 and $202,874 for 2011.  For performance-based restricted stock, the aggregate grant-date fair market value is based upon the probable outcome of the performance condition.  The aggregate grant-date fair market values of the performance-based restricted stock, assuming instead that the highest level of performance conditions were to be achieved, would be as follows:  Mr. Conway: $9,641,145 for 2013, $7,790,554 for 2012 and 7,398,565 for 2011; Mr. Kelly:  $1,073,602 for 2013; Mr. Donahue: $2,157,648 for 2013, $1,320,108 for 2012 and $1,253,707 for 2011; Mr. McGowan: $1,816,954 for 2013, $1,320,108 for 2012 and $1,253,707 for 2011; Mr. Gifford: $1,548,051 for 2013; Mr. Salaerts: $895,674 for 2013; $689,046 for 2012 and $654,387 for 2011. If the minimum level of performance conditions were not to be achieved, the value of the performance-based restricted stock awards would be $0 in all cases. Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note P, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

(2)
The amounts in this column reflect the increase in actuarial present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and that are discussed in Note V, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  The change in value for Messrs. Conway, Donahue and Salaerts was zero due to the increase in interest rates that reduced present value in 2013.  In 2011, Mr. Conway irrevocably waived his rights to retirement benefits under the Senior Executive Retirement Plan that exceed $32 million.

(3)	The amounts in this column for 2013 include the following items:

	J. Conway	T. Kelly	T. Donahue	R. McGowan	G. Gifford	J. Salaerts

Change in Value of SERP Life Insurance	$0	$266,297	$129,325	$80,936	$62,949	$41,060
FICA on Change in SERP Valuation	8,216	0	7,434	8,007	0	0
Automobile Allowance	23,222	9,450	6,050	16,450	29,593	36,177
Life Insurance*	15,311	0	0	0	0	0
Defined Contribution Plan Company Contributions	3,825	3,825	3,825	3,825	3,163	126,505
Overseas Housing Allowance	0	0	0	0	81,719	54,000
Third Country National Expat Benefits **	0	0	0	0	248,050	43,125
Total	$50,574	$279,572	$146,634	$109,218	$425,474	$300,867

*	Life Insurance includes insurance premiums for Mr. Conway under a split-dollar life insurance agreement.

**
Third Country National Expat Benefits include insurance for Mr. Salaerts and, for Mr. Gifford, include $158,485 of tax equalization payments as well as other payments in accordance with the Company’s Third Country National Expat Benefits policy, designed to facilitate employees’ relocation overseas and to compensate for higher cost-of-living expenses and income taxes over and above those that the relocated employees would have incurred had they remained in their home countries.

(4)
On April 22, 2013, Mr. Conway waived 23,704 shares of time-vesting restricted stock that was originally awarded on February 28, 2013.  See “Compensation Discussion and Analysis – CEO Compensation Benchmarking at 50th Percentile and Share Waiver.”

(5)	Mr. Kelly was elected Senior Vice President and Chief Financial Officer effective March 4, 2013.

(6)	Mr. Donahue was elected President and Chief Operating Officer effective March 4, 2013. Mr. Donahue previously served as the Company’s Executive Vice President and Chief Financial Officer.

(7)
Mr. Salaerts’ non-equity compensation for 2013 set forth in the table above has been converted from Singapore Dollars into U.S. Dollars at the December 31, 2013 closing exchange rate of approximately $0.792.

Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive in 2013 under the Company’s Economic Profit Incentive Plan and stock-based awards granted in 2013 to each of the Company’s NEOs under the Company’s 2006 Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the performance-based stock awarded to the Company’s NEOs in 2013 will ever be realized by the NEOs.  For further information and the assumptions made in determining the grant-date fair values of the stock awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” and Notes A and P to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Name	Grant Dates of Equity Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2013 Grant Date Fair Value of Stock and Option Awards (4) ($)
		Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
John Conway	2/28/2013 (5)	0	1,236,250	3,708,750	0	124,627	249,254	35,500	5,953,182
Thomas Kelly	2/28/2013 (6)	0	270,000	810,000	0	13,878	27,756	6,593	765,000
Timothy Donahue	2/28/2013 (7)	0	584,250	1,752,750	0	27,891	55,782	13,250	1,537,500
Raymond McGowan	2/28/2013 (8)	0	476,000	1,428,000	0	23,487	46,974	11,157	1,294,696
Gerard Gifford	2/28/2013 (9)	0	404,800	1,214,400	0	20,011	40,022	9,506	1,103,080
Jozef Salaerts	2/28/2013 (10)	0	382,417	1,147,251	0	11,578	23,156	5,500	638,210

(1)
These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2013 under the Company’s EP Plan.  For further information relating to the EP Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.”  For information regarding the actual value of awards earned under the EP Plan for 2013, see the Summary Compensation Table above.

(2)
These amounts represent the range of stock-based compensation that might be realized under the 2013 performance-based restricted stock awards.  Not included are the additional performance-based shares earned in 2013 with respect to the 2010 restricted stock grant.  The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return (“TSR”) versus the TSR of a defined peer group of companies that are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above.  The vesting of the performance-based shares from the 2013 award will occur in February 2016, with the actual number of shares vesting dependent upon the Company’s TSR compared to that of the peer group.  For further details, refer to Note P, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal.  Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal.  Performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.”

(3)
These amounts represent time-based restricted stock awarded in 2013.  Time-based restricted stock vests annually over three years from the date of the award.  If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.

(4)
These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2013.  The grant-date fair value of the time-based restricted stock is the $38.68 per share closing price of the Company’s stock on the date of the award.  The grant-date fair value of the performance-based shares is based on a Monte Carlo valuation model.  The Committee has determined that approximately two-thirds of the targeted value of stock awards to NEOs should be performance-based.  In order for the Company in 2013 to deliver two-thirds of the value of an NEO’s targeted long-term equity incentive in performance-based restricted stock, somewhat less than one-third of the total number of shares granted were time-based restricted shares, and somewhat more than two-thirds were performance-based restricted shares because the prescribed valuation methods under FASB ASC Topic 718 result in lesser per unit values for performance-based restricted stock than for time-based restricted stock. Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note P, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(5)
Represents grant to Mr. Conway of 160,127 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan that is net of 23,704 shares of time-based restricted stock awarded and subsequently waived by Mr. Conway on April 22, 2013 in order that his 2013 target compensation would be reduced from the 75th percentile to the 50th percentile of the Peer Group.  Time-based restricted stock totaling 35,500 shares vests over a three-year period as follows: 11,833 shares on February 28, 2014 and 2015 and 11,834 shares on February 28, 2016. The remaining 124,627 shares of performance-based restricted stock vest on February 28, 2016 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 249,254.

(6)
Represents grant to Mr. Kelly of 20,471 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 6,593 shares vests over a three year period as follows:  2,198 shares on February 28, 2014 and 2015 and 2,197 shares on February 28, 2016.  The remaining 13,878 shares of performance-based restricted stock vest on February 28, 2016 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 27,756.

(7)
Represents grant to Mr. Donahue of 41,141 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 13,250 shares vests over a three-year period as follows:  4,417 shares on February 28, 2014 and 2015 and 4,416 shares on February 28, 2016.  The remaining 27,891 shares of performance-based restricted stock vest on February 28, 2016 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 55,782.

(8)
Represents grant to Mr. McGowan of 34,644 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 11,157 shares vests over a three year period as follows:  3,719 shares on February 28, 2014, 2015 and 2016.  The remaining 23,487 shares of performance-based restricted stock vest on February 28, 2016 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 46,974.

(9)
Represents grant to Mr. Gifford of 29,517 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 9,506 shares vests over a three-year period as follows:  3,169 shares on February 28, 2014 and 2015 and 3,168 shares on February 28, 2016.  The remaining 20,011 shares of performance-based restricted stock vest on February 28, 2016 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 40,022.

(10)
Represents grant to Mr. Salaerts of 17,078 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 5,500 shares vests over a three-year period as follows:  1,834 shares on February 28, 2014 and 1,833 shares on February 28, 2015 and 2016.  The remaining 11,578 shares of performance-based restricted stock vest on February 28, 2016 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 23,156.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable options (under “Option Awards”) and unvested time-based restricted Common Stock and unvested performance-based restricted Common Stock (under “Stock Awards”) held by the Company’s NEOs on December 31, 2013.  These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2001, 2004 and 2006 stock-based incentive compensation plan.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
John Conway	175,865		8.60	5/3/2014	103,368	4,607,112	349,677	15,585,104
Thomas Kelly	50,000 25,000 40,000		8.60 8.75 23.45	5/3/2014 2/24/2014 2/20/2017	6,593	293,850	13,878	618,542
Timothy Donahue					24,750	1,103,108	66,026	2,942,779
Raymond McGowan					22,657	1,009,822	61,622	2,746,493
Gerard Gifford	15,000 6,000	24,000	23.45 39.77	2/20/2017 5/25/2021	12,932	576,379	29,627	1,320,475
Jozef Salaerts	40,000		23.45	2/20/2017	11,502	512,644	31,483	1,403,197

(1)	Mr. Gifford’s unvested option awards reported under this column vest in equal tranches of 6,000 shares on May 25, 2014, 2015, 2016 and 2017.

(2)
These amounts represent outstanding unvested time-based restricted stock awards.  Time-based restricted stock vests annually over three years from the date of the award.  Accordingly, with respect to awards made in 2011, the remaining one-third vested on January 4, 2014; with respect to awards made in 2012, the second one-third vested on January 4, 2014 and the final one-third will vest on January 4, 2015; and with respect to awards made in 2013, the first one-third vested on February 28, 2014, the second one-third will vest on February 28, 2015 and the final one-third will vest on February 28, 2016.  If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a “change in control” of the Company, vesting of the unvested time-based restricted stock awards accelerates to the date of termination.

(3)	Computed as of December 31, 2013. The closing price of the Company’s Common Stock on December 31, 2013 was $44.57.

(4)
These amounts represent outstanding performance-based restricted stock at target level.  The range of shares to be received is 0 to 200% of the target based on the levels of performance achieved under the 2011 award from January 1, 2011 to December 31, 2013, under the 2012 award from January 1, 2012 to December 31, 2014, and under the 2013 award from January 1, 2013 to December 31, 2015.  The number reported does not include any additional shares that may be awarded based upon the Company’s performance but does include shares that may be forfeited based on the Company’s performance.  The vesting date for the performance-based shares awarded in 2011 was January 4, 2014.  At that time, it was determined that the Company’s total shareholder return versus a defined peer group of companies, which was the performance criterion, placed it in the 19th percentile.  Because the percentile was below the 25th percentile threshold for the performance period, the NEOs forfeited the performance-based shares awarded in 2011, notwithstanding the Company’s positive total shareholder return over the three-year performance period of 33%. The vesting dates of the performance-based shares that have not vested are January 4, 2015 with respect to the 2012 award and February 28, 2016 with respect to the 2013 award.  Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal.  Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal.  Performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.”

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2013 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3) ($)
John Conway	0	0	255,441	9,703,690
Thomas Kelly	0	0	0	0
Timothy Donahue	0	0	43,285	1,644,272
Raymond McGowan	50,000	992,950	43,285	1,644,272
Gerard Gifford	0	0	1,713	65,694
Jozef Salaerts	10,000	321,450	20,652	784,680

(1)
The amounts in this column calculate the aggregate dollar amount realized upon exercise by multiplying the number of shares subject to outstanding options times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
Amounts in this column include both time-based and performance-based restricted stock that vested in 2013.  The amounts include the additional performance-based shares earned under the 2010 award that were issued on February 25, 2013 as a result of the Company’s achievement of a total shareholder return in the 70th  percentile among its peer group, which entitled those NEOs to performance shares at approximately 141% of their individual targets.  Accordingly, in addition to the 2010 target number of performance shares reflected in this column, Mr. Conway was awarded 53,079 additional shares; Mr. Donahue was awarded 8,994 additional shares; Mr. McGowan was awarded 8,994 additional shares; and Mr. Salaerts was awarded 4,204 additional shares.  For further information relating to the performance-based share awards, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(3)
The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated benefits payable upon retirement to the NEOs under the Company’s U.S. Pension Plan and Senior Executive Retirement Plan, the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
John Conway	Pension Plan SERP	39 39	1,356,924 32,000,000(6)
Thomas Kelly	Pension Plan SERP	22 22	482,558 1,110,538
Timothy Donahue	Pension Plan SERP	23 23	459,184 4,035,572
Raymond McGowan	Pension Plan SERP	12 12	399,024 3,448,537
Gerard Gifford	Pension Plan SERP/Restoration Plan	31 31	835,865 2,435,714(7)
Jozef Salaerts	Pension Plan SERP	- 25	- 4,315,429

(1)
The U.S. Pension Plan in which the NEOs (other than Mr. Salaerts) participate is designed and administered to qualify under Section 401(a) of the Code.  Mr. Salaerts participates in an international defined contribution retirement benefit plan.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(2)
The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings during the last 10 years of service (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and, with respect to Mr. Conway, his benefits under the 401(k) Retirement Savings Plan and, with respect to Mr. Gifford, his benefits under the Restoration Plan.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(3)	Years of service are rounded to the nearest full year.

(4)
The calculation of the present value is based on assumptions that were in accordance with the guidelines of FAS 87 and that are discussed in Note V, “Pension and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(5)	All of the benefits are vested with respect to the NEOs with exception of the SERP benefits for Messrs. Kelly and Gifford. Mr. Gifford is vested in his Restoration Plan benefits.

(6)	Mr. Conway has irrevocably waived his right to any lump-sum retirement benefit under the SERP in excess of $32 million.

(7)
The annual supplemental retirement benefit for Mr. Gifford under the Restoration Plan is equal to the difference between (i) the annual benefit he would have accrued under the U.S. Pension Plan if his target bonus amount were included in compensation for purposes of calculating his benefit under such Plan and if certain statutory limitations on benefit accrual did not apply and (ii) the annual benefit he actually accrued under the U.S. Pension Plan.

Employment Agreements and Potential Payments Upon Termination

The Company has employment agreements with all of its NEOs.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under the employment agreements, Mr. Conway has agreed that, during his employment and for two years thereafter, he shall not compete with the Company or solicit Company employees to terminate employment with the Company.  Messrs. Kelly, Donahue, McGowan, Gifford and Salaerts are subject to a similar non-competition provision that is limited to a one-year post-employment period prior to a change in control and two years following a change in control.

Under the agreements for all the NEOs, if an executive’s employment is terminated because of a voluntary termination (including retirement), disability or death, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination, a pro-rated target (but, for Mr. Kelly, a pro-rated actual) bonus payment and any vested retirement, incentive or other benefits.  If the employment of any of the NEOs is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreement for Mr. Conway, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 13-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump-sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his target bonus for the year of termination.  Under the agreements for Messrs. Kelly, Donahue, McGowan, Gifford and Salaerts, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated target (but, for Mr. Kelly, a pro-rated actual) bonus payment and (iii) a lump-sum payment equal to the executive’s annual base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of Messrs. Conway, Donahue or McGowan is terminated by the Company without Cause or by the executive for Good Reason, during the 13-month period following a Change in Control with respect to Mr. Conway and during the 12-month period following a Change in Control with respect to Messrs. Donahue and McGowan, the Company will pay to such executive (i) his base salary through the date of termination plus (ii) his target bonus for the year of termination plus (iii) a lump-sum payment equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination.  Under the agreements for Messrs. Kelly, Gifford and Salaerts, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, during the 12-month period following a Change in Control, the Company will pay to such executive (i) his base salary through the date of termination plus (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination. In addition, all stock options and time-based and performance-based restricted stock granted to such executives by the Company will become fully vested and, in the case of stock options, immediately exercisable.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

Under the Agreements for Messrs. Donahue and McGowan, to the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of payments contingent on a Change in Control for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.  Under the Agreements for Messrs. Conway, Kelly and Gifford, to the extent that the executive would be subject to the excise tax under Code Section 4999 on the amounts and benefits received on a Change in Control for purposes of Code Section 280G, either (i) such amounts and benefits will be reduced or delayed by the minimum amount necessary such that no portion of the amount or benefits is subject to the excise tax, or (ii) the full amount and benefits shall be paid, whichever, after taking into account all applicable taxes, including the excise tax, results in the executive’s receipt, or an after-tax basis, of the greater amount and benefits.

The following table provides estimates of the potential severance and other post-termination benefits each NEO would receive assuming his employment was terminated as of December 31, 2013.

Name	Benefit	Termination upon Retirement, Disability or Death ($)	Resignation for Good Reason prior to a Change in Control ($)	Termination without Cause prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control ($)
John Conway	Salary:		3,225,000	3,225,000	3,225,000
	Bonus:	1,236,250	4,945,000	4,945,000	10,928,450
	Accelerated Restricted Stock Vesting: (1)	4,607,112			20,192,214
	Additional Health Care Benefits: (2)	144,143			144,143
	Total:	5,987,505	8,170,000	8,170,000	34,489,807
Thomas Kelly	Salary:			450,000	1,350,000
	Bonus:	391,500		391,500	819,048
	Accelerated Restricted Stock Vesting:(1)	293,850			912,391
	Total:	685,350		841,500	3,081,439
Timothy Donahue	Salary:			615,000	1,845,000
	Bonus:	584,250		584,250	3,768,570
	Accelerated Restricted Stock Vesting: (1)	1,103,108			4,045,885
	Additional Health Care Benefits: (2)				693,654
	Tax Gross-Up: (3)				8,121,439
	Total:	1,687,358		1,199,250	18,474,548
Raymond McGowan	Salary:			595,000	1,785,000
	Bonus:	476,000		476,000	3,510,520
	Accelerated Restricted Stock Vesting:(1)	1,009,822			3,756,314
	Additional Health Care Benefits: (2)				215,717
	Tax Gross-Up: (3)				7,727,714
	Total:	1,485,822		1,071,000	16,995,265
Gerard Gifford	Salary:			506,000	1,518,000
	Bonus:	404,800		404,800	981,073
	Accelerated Restricted Stock Vesting: (1)	576,379			1,896,853
	Accelerated Stock Option Vesting: (4)				115,200
	Total:	981,179		910,800	4,511,126
Jozef Salaerts	Salary:			478,021	1,434,063
	Bonus:	382,417		382,417	2,838,447
	Accelerated Restricted Stock Vesting: (1)	512,644			1,915,841
	Total	895,061		860,438	6,188,351

(1)
The vesting of time-based and performance-based restricted stock awards accelerates upon (i) termination for retirement with Committee approval, death or disability or (ii) termination without Cause or resignation for Good Reason after a Change in Control.  In the case of acceleration due to retirement, disability or death, the performance shares remain outstanding until the performance period ends.  Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured.  For termination after a Change in Control, the target level of performance share compensation has been included.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note P, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)
The additional health care coverage set forth in the first column of this row relates to retirement. Coverage related to disability would be valued at $188,852 for Mr. Conway, $941,684 for Mr. Donahue and $316,355 for Mr. McGowan.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis – Retirement Benefits”) will be distributed in a lump sum.  See “Pension Benefits” above.  The Company has agreed to reimburse these NEOs for all taxes imposed on such lump-sum payments and such reimbursement.  In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999, related to parachute payments under Code Section 280G.  The Company has agreed to reimburse these NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes.  The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 39.6%, a Medicare tax rate of 2.35% and a combined state and local tax rate of 4.07%.

(4)
The accelerated stock option vesting amount for Mr. Gifford represents the difference between the closing stock price of $44.57 at December 31, 2013 and the exercise price on the grant date, May 25, 2011, multiplied by the number of unvested shares subject to outstanding options as of December 31, 2013.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, was the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company’s financial statements for 2014.  PricewaterhouseCoopers performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2013 and December 31, 2012.  The Company paid fees in the following categories.  (1) Audit Fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.  (2) Audit Related Fees include fees for due diligence in connection with mergers and acquisitions and other assurance related services performed in connection with statutory requirements in various countries.  (3) Tax Compliance Fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.  (4) Tax Advisory Services Fees were for tax planning and advice.  (5) All Other Fees were for services rendered for assistance provided primarily to non-U.S. subsidiaries.  The amount of fees for each category in 2013 and 2012 are set forth below.

	2013	2012
Audit Fees	$7,161,000	$6,992,000
Audit Related Fees	753,000	41,000
Tax Compliance Fees	527,000	839,000
Tax Advisory Services Fees	606,000	716,000
All Other Fees	18,000	1,000

All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors.  The Audit Committee reviews each year the level of Audit and Audit Related Fees in relation to all other fees paid to the independent auditors.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors.  In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $250,000 per transaction and reports back any such approvals to the full Audit Committee.  Pursuant to this authority, during 2013 the Chairperson reviewed and approved services with fees totaling less than $150,000 in the aggregate.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2013 and the Company’s system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers has informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2013.

The Audit Committee discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

This report is respectfully submitted on February 26, 2014 by the members of the Audit Committee.

Jenne Britell, Chairperson
Josef Müller
Thomas Ralph
Hugues du Rouret
William Urkiel

PROPOSAL 2:  RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2014.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

The Board of Directors Recommends a Vote FOR the Ratification of the
Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the Company will conduct a non-binding advisory shareholder vote on executive compensation, commonly referred to as “say-on-pay.”  The Company currently conducts advisory votes on executive compensation on an annual basis, and it expects to conduct the next advisory vote at the Company’s 2015 Annual Meeting of Shareholders.

The Board of Directors encourages Shareholders, in deciding whether to vote in favor of the advisory resolution below, to review the Compensation Discussion and Analysis section of this Proxy Statement, including the tables and related narrative, for details regarding the Company’s executive compensation program and 2013 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company’s executive management with the long-term interests of Shareholders.  To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive Shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2014 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation.

The Board of Directors Recommends an Advisory Vote FOR the Approval
 of this Resolution on Executive Compensation.

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING
EXECUTIVE STOCK RETENTION

Management has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who advises that he holds at least 100 shares of stock in the Company, intends to submit the following proposal at the Annual Meeting.  The Company is not responsible for the contents of this proposal.  If the following proposal is properly presented at the Annual Meeting, the Board of Directors unanimously recommends a vote AGAINST the proposal.

Shareholder Resolution:

Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company's next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company's existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company's long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives "an ever-growing incentive to focus on long-term stock price performance."

This proposal should also be more favorably evaluated due to our Company's clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company F in executive pay —$29 million for John Conway plus 38-years of pension credits. There was no clawback policy to recoup unearned executive pay based on fraud or error. Mr. Conway can get long-term incentive pay for below-median performance. There were no links to environmental or social performance in incentive pay policies. There was a 44% shareholder vote against our company's executive pay.

Hans Loliger, Jim Turner, William Little and Arnold Donald each got from 9 to 15% in negative votes contrasted to 5 directors getting less than 1% in negative votes. Seven directors had 10 to 16 years long-tenure which is a negative factor for judging their independence. There were only 2 directors on our board committees who had less than 10-years tenure.

Our company had not identified specific environmental impact reduction targets and did not disclose its workplace safety record in its annual report. CCK is incorporated in Pennsylvania which favors management rights and provides shareholders with a poor level of control. GMI said CCK had a higher accounting and governance risk than 77% of companies and had a higher shareholder class action litigation risk than 71% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:  Executives To Retain Significant Stock — Proposal 4.

Company’s Statement and Recommendation:

The Board of Directors unanimously recommends a vote AGAINST this proposal.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to motivate our NEOs to create long-term value for our Shareholders and to efficiently use the Company’s invested capital in order to grow our business.  A key component of the Company’s executive compensation program in this regard is its emphasis on promoting stock ownership among our NEOs through the use of long-term restricted stock awards.  Approximately two-thirds of an NEO’s targeted long-term equity incentive is delivered in performance-based restricted stock that may be earned based upon the Company’s total shareholder return relative to a group of industry peers over a three-year performance period.  Approximately one-third of an NEO’s targeted long-term equity incentive is delivered in time-based restricted stock that vests in equal annual installments over three years.  The Board of Directors believes that the Company’s practice of providing a substantial portion of our NEOs’ total target compensation in the form of equity awards subject to time-based and performance-based vesting conditions closely aligns the interests of our NEOs with those of our Shareholders by directly connecting a substantial portion of our NEOs’ realized compensation to the long-term performance of the Company’s stock.

Consistent with the Company’s commitment to promoting stock ownership among our NEOs, the Company has already adopted stock ownership guidelines, as part of the Company’s Corporate Governance Guidelines, that require our NEOs to own Company Common Stock with a fair market value equal to, in the case of our CEO, six times his annual base salary and, in the case of our other NEOs, three times their annual base salaries.  Until an NEO has satisfied the applicable ownership guideline, the NEO is required to retain 50% of the after-tax shares received by the NEO upon the exercise of an option or the vesting of restricted stock.  In addition, the Company also maintains a minimum holding policy that requires our NEOs to retain 50% of the after-tax shares received by the NEO following the vesting of a restricted stock award for a period of two years, even if the NEO has satisfied the applicable ownership guideline.

The Company also maintains, as part of the Company’s Corporate Governance Guidelines, a strong anti-hedging policy that prevents our NEOs from engaging in transactions in or with respect to our Company’s shares that are designed to mitigate or eliminate the risks of ownership.  The Company also maintains a strong anti-pledging policy that prevents our NEOs from realizing value from our shares without disposing of them.

The Board of Directors believes that the proposal to require our senior executives to retain 50% of the net after-tax shares received by them though our Company’s long-term equity compensation program until reaching normal retirement age, which in the case of the Company is generally 65, would not materially increase the already strong alignment between the interests of our senior executives and those of our other Shareholders that the Company has promoted using the policies described above.  However, the Board of Directors is concerned that this proposal would put the Company at a competitive disadvantage in attracting, motivating and retaining highly qualified senior executives relative to members of our Peer Group, most of whom do not have “hold until retirement” stock ownership guidelines.  The Board of Directors also believes that this proposal would unnecessarily restrict the ability of our senior executives to diversify their investment portfolios and limit their ability to do proper retirement and estate planning and would put pressure on the Company to use cash alternatives to equity-based compensation for our senior executives, thereby undermining the link between the interests of our senior executives and those of our Shareholders that the Company seeks to promote.

The Board of Directors believes that this proposal is unnecessary and would provide no benefit to the Company or our Shareholders.  The Board of Directors believes that the Company’s current executive compensation program and governance practices, which have been developed by the Compensation Committee based on careful consideration of industry practices and the Company’s specific business practices and objectives, provide strong incentives for our senior executives to focus on the long-term performance of the Company.  The Board of Directors believes that Mr. Chevedden’s supporting statement for this proposal does not provide a single reason to believe that our senior executives are not focused on the long-term performance of the Company or that a policy requiring our senior executives to retain until normal retirement age 50% of the net after-tax shares they receive under the Company’s long-term equity compensation program would be preferable in this respect to the stock ownership guidelines already developed by our Compensation Committee.  Mr. Chevedden’s supporting statement contains a litany of complaints about our executive compensation and other practices, but the Board of Directors believes that none of them are relevant to the substance of this proposal, and we do not address them here.  For all of these reasons, the Board of Directors recommends that our Shareholders vote AGAINST this Proposal 4.

The Board of Directors Recommends a Vote AGAINST the Shareholder
Proposal Regarding Executive Stock Retention.

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PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL OF EXTRAORDINARY RETIREMENT BENEFITS

Management has been advised that Marco Consulting Group Trust I, 550 W. Washington Blvd., Suite 900, Chicago, IL 60661 (“Marco”), which advises that it owns 1,711 shares of stock in the Company, intends to submit the following proposal at the Annual Meeting.  The Company is not responsible for the contents of this proposal.  If the following proposal is properly presented at the Annual Meeting, the Board of Directors unanimously recommends a vote AGAINST the proposal.

Shareholder Resolution:

Shareholder Approval of Extraordinary Retirement Benefits

RESOLVED: Shareholders of Crown Holdings Inc. (the "Company") urge the Board of Directors (the "Board") to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, "extraordinary retirement benefits" means preferential benefit formulas not provided under the Company's tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Our Company provides certain senior executives with extraordinary retirement benefits including preferential benefit formulas through the Company's Supplemental Executive Retirement Plan ("SERP"). In our view, our Company should provide performance-based compensation rather than these extraordinary retirement benefits to attract and retain senior executives.

Our Company's SERP provides additional retirement benefits that are not provided by the Company's tax-qualified retirement plans. Under the Company's SERP, participating senior executives may receive additional benefits that vest at the earliest of five years of participation, specified retirement dates, total disability or upon a "change in control" at the Company.

SERP benefits to CEO John Conway are capped at $32 million, without which he would be entitled to $37 million according to the Company's 2013 proxy statement. In addition to the $32 million Conway is entitled to under the SERP, four other named executive officers are entitled to a total payment of $14.8 million.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company's nonqualified retirement plans to shareholders. We believe that this cost should be allocated to performance-based compensation rather than extraordinary retirement benefits. Additionally, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interest of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We urge shareholders to vote FOR this proposal.

Company’s Statement and Recommendation:

The Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board of Directors believes that retirement benefits, in addition to base salary and performance-based compensation, are an essential part of the Company’s executive compensation program.  The Board of Directors believes that the Company’s ability to attract, motivate and retain highly qualified senior executives would be compromised if the Compensation Committee did not have the discretion to provide supplemental retirement benefits to such executives without seeking Shareholder approval.

The Company provides supplemental retirement benefits to certain of our senior executives in order to encourage their long-term employment with the Company, to provide them with a competitive compensation package and to ensure that concerns about the security of their retirement income do not prevent them from focusing on the long-term interests of the Company as they approach retirement.

The Board of Directors believes that supplemental retirement benefits are a necessary tool for recruiting highly qualified senior executives.  Many executives within the pool of candidates from which the Company recruits will be eligible for supplemental retirement benefits that would be forfeited upon coming to work for the Company or will have offers of employment from other companies that can promise supplemental retirement benefits without shareholder approval.  In order to successfully compete for such candidates in the fast-moving market for executive talent, the Compensation Committee must have the flexibility to approve the payment of supplemental retirement benefits before it is possible to seek Shareholder approval.  Even in cases where timing is not an issue, many highly qualified candidates may be discouraged from actively pursuing employment with the Company if supplemental retirement benefits are subject to Shareholder approval.  Such candidates would either have to agree to our holding the Shareholder vote on their retirement benefits prior to accepting our offer of employment, thereby announcing to the world and, more importantly, their current employers that they are pursuing other employment opportunities, or they would have to accept our offer of employment prior to our holding the Shareholder vote, with no guarantee that the Shareholders will approve the payment to them of supplemental retirement benefits.  If this proposal is approved, the Company might have to attract such candidates by using costly alternatives to supplemental retirement benefits that do not require Shareholder approval, such as sign-on bonuses or other arrangements designed to compensate the executives for any accrued or anticipated retirement benefits they might have to forfeit.

The Board of Directors believes that the Compensation Committee, whose members are fully independent under the listing standards of the NYSE, administers the Company’s Senior Executive Retirement Plan and Restoration Plan in a responsible and effective manner.  The liability to the Company of the SERP and Restoration Plan is less than 2% of the Company’s total pension liabilities.  There are currently only eight active employees participating in the SERP and four in the Restoration Plan, and the Compensation Committee admits new participants into the SERP and Restoration Plan only as necessary to recruit a senior executive or to provide competitive benefits to an existing employee who is promoted to a senior executive position within the Company.  The Company fully discloses the accrued SERP and Restoration Plan benefits of each of the NEOs in the Company’s annual Proxy Statement, and our Shareholders have the regular opportunity to participate in a non-binding vote on the compensation of the NEOs, which the Company currently holds on an annual basis.  As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company has engaged in Shareholder outreach efforts to acquire additional feedback on our executive compensation program, and the Compensation Committee has responded to concerns raised in such feedback by making significant changes to the compensation program of our NEOs, including the elimination of the economic profit carry-forward component of the Economic Profit Plan that could increase the future retirement benefits of executives participating in the SERP.

In its supporting statement for this proposal, Marco expressed its view that the Company should provide performance-based compensation rather than supplemental retirement benefits to attract and retain senior executives.  As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee ensures that a substantial portion of our NEOs’ annual total direct compensation is performance-based.  However, for the reasons discussed herein, the Board of Directors believes that performance-based compensation, either alone or in combination with competitive base salaries, is not a practical or cost-effective means of managing the concerns that supplemental retirement benefits are intended to address, including concerns about executive retention, the security of retirement income and the need to compete in the market for executive talent.

In summary, the Board of Directors believes that the proposal to require Shareholder approval of supplemental retirement benefits would put the Company at a competitive disadvantage in attracting, motivating and retaining highly qualified senior executives.  The Board of Directors believes that the payment of supplemental retirement benefits enables the Company to compete in the market for senior executives who have accrued or expect to accrue supplemental retirement benefits or who have offers from companies that can provide supplemental retirement benefits without shareholder approval.  The Board of Directors believes that the Compensation Committee administers the Company’s SERP and Restoration Plan in the best interests of our Shareholders and that the Shareholders have other effective means, including annual say-on-pay votes, of expressing concerns about the Company’s executive compensation program that do not impede the Company’s ability to attract, motivate and retain highly qualified senior executives.  For all of these reasons, the Board of Directors recommends that our Shareholders vote AGAINST this Proposal 5.

The Board of Directors Recommends a Vote AGAINST the Shareholder Proposal
Regarding Shareholder Approval of Extraordinary Retirement Benefits.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholder action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 19, 2014

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
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• Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors Recommends a Vote FOR Items 1 through 3 and AGAINST Items 4 and 5.
1.	Election of	01 Jenne K. Britell	05 Hans J. Löliger	09 Caesar F. Sweitzer	□	Vote FOR	□	Vote WITHHELD
	directors:	02 John W. Conway	06 James H. Miller	10 Jim L. Turner		all nominees		from all nominees
		03 Arnold W. Donald	07 Josef M. Müller	11 William S. Urkiel		(except as marked)
		04 William G. Little	08 Thomas A. Ralph

(Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2014.	□	For	□	Against	□	Abstain

3.	Approval, by non-binding advisory vote, of the resolution on executive compensation as described in the Proxy Statement.	□	For	□	Against	□	Abstain

4.	To consider and act upon a Shareholder’s proposal regarding executive stock retention, which proposal the Board of Directors unanimously opposes.	□	For	□	Against	□	Abstain

5.	To consider and act upon a Shareholder’s proposal regarding executive retirement benefits, which proposal the Board of Directors unanimously opposes.	□	For	□	Against	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR
ITEMS 1 THROUGH 3 and AGAINST ITEMS 4 AND 5.

Address Change? Mark box, sign and indicate changes below: □	Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-
trators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2014
10:00 a.m.

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599

Copies of the following materials are available at

http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

• the Proxy Statement relating to the Annual Meeting of Shareholders
• this Proxy Card
• the Annual Report to Shareholders

Crown Holdings, Inc. One Crown Way Philadelphia, PA 19154-4599	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 24, 2014

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Timothy J. Donahue and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 4, 2014 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 24, 2014 at 10:00 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.